EXHIBIT 12.1



                      JOHNSON & JOHNSON AND SUBSIDIARIES

       STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
                             (Dollars in Millions)


                                      Fiscal Quarter
                                          Ended                                     Fiscal Year Ended
                                      --------------     -----------------------------------------------------------------------
                                        October 3,       January 3,    December 28,    December 29,    December 31,    January 1,
                                           1999           1999 (2)         1997           1996            1995            1995
                                      --------------     ----------    ------------    ------------    ------------    ---------
Determination of Earnings:
    Earnings Before Provision for
        Taxes on Income.............     $   1,531        $  4,182        $  4,587        $  4,020        $  3,260      $  2,554
    Fixed Charges...................            66             210             203             213             237           255
                                         ---------        --------        --------        --------        --------      --------
        Total Earnings as Defined...     $   1,597        $  4,392        $  4,790        $  4,233        $  3,497      $  2,809
                                         =========        ========        ========        ========        ========      ========
Fixed Charges and  Other:
    Rents...........................            20              81              79              80              77            93
    Interests.......................            46             129             124             133             160           162
                                         ---------        --------        --------        --------        --------      --------
           Fixed Charges............            66             210             203             213             237           255
    Capitalized Interest............            21              72              40              55              70            44
                                         ---------        --------        --------        --------        --------      --------
           Total Fixed Charges......     $      87        $    282        $    243        $    268        $    307      $    299
                                         =========        ========        ========        ========        ========      ========

Ratio of Earnings to Fixed Charges..         18.36           15.57           19.71           15.79           11.39          9.39
                                         =========        ========        ========        ========        ========      ========

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(1)     The ratio of earnings to fixed charges represents the historical ratio of Johnson & Johnson and is calculated on a total enterprise basis.
        The ratio is computed by dividing the sum of earnings before provision for taxes and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges represent interest (including capitalized interest) and amortization of debt discount and expense and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases. The amounts set forth below have been derived from Johnson & Johnson's supplemental financial statements contained in Johnson & Johnson's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 14, 1999, which give retroactive effect to Johnson & Johnson's merger with Centocor. The merger was accounted for using the pooling of interests method of accounting.

(2) 1998 earnings include charges related to restructuring of $613 million and in-process research and development charges of $298 million. Excluding the effect of these charges, the ratio of earnings to fixed charges would have been 18.80.